Exhibit 10.23

Description of Annual Cash Incentive Program

Targacept, Inc. (the “Company”) maintains an incentive award program (the “Program”) under which all of its employees, including its named executive officers, are eligible to receive an annual cash incentive bonus. Under the terms of the Program, each employee is assigned a target bonus percentage of his or her base salary. The target bonus percentages for the Company’s named executive officers (and other members of its executive (management) committee) are determined by the Compensation Committee of the Board of Directors. At or about the beginning of each fiscal year, the Compensation Committee establishes performance objectives for the Company for that year and ascribes a percentage weight to each objective. The aggregate weight for all of the performance objectives is at least equal to, and may exceed, 100%. Following the end of the fiscal year, the Compensation Committee determines which of the specified objectives have been met, the circumstances surrounding any objectives that have not been met (which may include, for example, a strategic change that occurred during the year) and whether, taking into account the circumstances, the objective should be credited, and the extent to which any adjustment should be made for other Company accomplishments that occurred during the year. The Compensation Committee then sets the cash incentive bonus percentage to be applied under the Program for that year.

For a group of employees that includes the Company’s named executive officers, the annual cash incentive bonus is determined based wholly on the cash incentive bonus percentage set by the Compensation Committee as described above. Accordingly, the annual cash incentive bonus for a particular year for each employee in this group is determined by multiplying the amount of his or her base salary for that year times his or her target bonus percentage times the cash incentive bonus percentage set by the Compensation Committee. For the Company’s remaining employees, 50% of the annual cash incentive bonus is based on the cash incentive bonus percentage set by the Compensation Committee and the other 50% is based on individual performance.